Exhibit 23.2

Consent of of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Geovic Mining Corp. of our report dated March 28, 2008, with respect to the consolidated financial statements of Geovic Mining Corp. included in the 2009 Annual Report to the Shareholders of Geovic Mining Corp.

/s/ Ernst & Young LLP Vancouver, British Columbia March 30, 2010